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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


Prima Energy Corporation, a Delaware corporation, has one direct wholly owned subsidiary, Prima Oil & Gas Company, a Colorado corporation.

Prima Oil & Gas Company has four significant wholly owned subsidiaries. These are as follows:

          1.  Action Oil Field Services, Inc., a Colorado corporation.

          2.  Action Energy Services, a Wyoming corporation.

          3.  Prima Natural Gas Marketing, Inc., a Colorado corporation.

          4. Arete Gathering Company, LLC, a Wyoming limited liability corporation.